EXHIBIT 99.1

Contacts: LaDuane Clifton, The LGL Group, Inc.:                                                                                             (407) 298-2000
                 Email: lclifton@lglgroup.com

                 Victor Emmanuel, VJE Consultants:                                                                                         (914) 305-5198

LGL Response to the Possible Impact of Events Affecting Japan

ORLANDO, FL, March 21, 2011 –The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”), “extends heartfelt sympathy and deepest condolences to the people who have suffered from the effects of the Tohoku Pacific Earthquake and sincerely hopes for their quick recovery, according to LGL President and Chief Executive Greg Anderson.

“The LGL Group and its subsidiary MtronPTI do not have manufacturing operations in Japan, but we are highly dependent on parts and materials manufactured in Japan.  Our ability to manufacture and deliver products on a timely basis may be affected both directly, with respect to delays in the manufacturing of raw material components needed for our production processes, and indirectly with respect to disruptions in the supply chain of content required for the manufacturing and delivery of subsystems into which our products are incorporated,” Mr. Anderson said.

“Throughout the past week we have been in active communication with each of our suppliers and partners who are either based in Japan or have raw materials sourced from Japan to determine what long-term impacts on the supply of materials necessary for our production processes.  Our initial assessment is that there was minimal direct impact to our specific source factories.  However all are subject to utility and transportation disruptions and the situation remains fluid, according to Mr. Anderson.

“The Company continues to evaluate the rapidly evolving situation to understand the effects, if any, this disaster may have on our supply chain and our business for both the immediate and near-term timeframes.  We are continuing to analyze how this situation may adversely affect pricing, lead times and customer order patterns in the future.  We are also analyzing our options and contingency plans to ensure continuity of supply.

“Our management team remains vigilant to proactively address any issues as they arise.  We will continue to monitor the situation and post updates to our website at www.lglgroup.com as more information becomes available,” Mr. Anderson said.

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About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries, as well as in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission.